UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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ORANGE 21 INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April     , 2010

Dear Stockholder:

We invite you to attend the Annual Meeting of Stockholders of Orange 21 Inc. (the “Company”) on Wednesday, June 9, 2010, at 9:00 a.m. (local time), at the Company’s offices located at 2070 Las Palmas Drive, Carlsbad, California 92011.

This booklet includes the formal notice of the meeting and the Proxy Statement. After reading the Proxy Statement, please mark, date, sign and return, at your earliest convenience, the enclosed proxy in the enclosed envelope to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON. In addition, we have enclosed a copy of our Annual Report on Form 10-K, which includes the Company’s financial statements for the year ended December 31, 2009.

Your vote is important, so please return your proxy promptly. The Board of Directors and management look forward to seeing you at the meeting.

A. Stone Douglass

Chief Executive Officer, Acting Chief Financial Officer, Secretary and Treasurer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD

June 9, 2010

To the Stockholders of Orange 21 Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Orange 21 Inc., a Delaware corporation (the “Company”), will be held on Wednesday, June 9, 2010, at 9:00 a.m. (local time), at the Company’s offices located at 2070 Las Palmas Drive, Carlsbad, California 92011, for the following purposes:

1.	To approve certain transactions with Costa Brava Partnership III L.P., Roark, Rearden & Hamot, LLC and Seth W. Hamot (collectively “Costa Brava”) under section 203 of the Delaware General Corporation Law (“DGCL”);

2.	To elect seven directors to serve until the 2011 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

3.	To ratify the appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered certified public accountants for the year ending December 31, 2010; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Stockholders of record as of the close of business on April 9, 2010 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Company Secretary’s office, 2070 Las Palmas Drive, Carlsbad, California 92011, for ten days before the meeting.

It is important that your shares are represented at the Annual Meeting. Even if you plan to attend the meeting, we hope that you will promptly mark, sign, date and return the enclosed proxy. This will not limit your right to attend or vote at the meeting.

Sincerely,

A. Stone Douglass

Chief Executive Office, Acting Chief Financial Officer,

Secretary and Treasurer

Carlsbad, California

April     , 2010

ORANGE 21 INC.

2070 LAS PALMAS DRIVE

CARLSBAD, CALIFORNIA 92011

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be held on June 9, 2010.

The Proxy Statement and Annual Report to Shareholders are available at

www.Orangetwentyone.com

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Orange 21 Inc., a Delaware corporation (the “ Company”) of proxies to be used at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices located at 2070 Las Palmas Drive, Carlsbad, California 92011, on Wednesday, June 9, 2010, at 9:00 a.m. (local time), and at any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement, the enclosed proxy card and the Company’s Form 10-K are being mailed to stockholders on or about May 7, 2010.

Who Can Vote

Stockholders of record at the close of business on April 9, 2010 (the “Record Date”), are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 11,956,031 shares of common stock, $0.0001 par value (the “Common Stock”), outstanding. The presence in person or by proxy of the holders of a majority of the Company’s outstanding Common Stock constitutes a quorum for the transaction of business at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held as of the Record Date.

How You Can Vote

If you are a record holder, you may vote your shares at the Annual Meeting either in person or by proxy. To vote by proxy, you must mark, date, sign and mail the enclosed proxy in the prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person. The shares represented by the proxies received in response to this solicitation and not properly revoked will be voted at the Annual Meeting in accordance with the instructions therein. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder on the proxy card, the shares will be voted accordingly. If you return your proxy but do not mark your voting preference, your shares will be voted with respect to the proposal to approve certain transactions with Costa Brava and for the election of the nominees for directors listed in this Proxy Statement but the individuals named as proxies will vote your shares FOR the ratification of the appointment of the Company’s independent registered certified public accountants.

Broker Non-Votes

If your shares are held by a bank, broker or other institution, you will need to provide voting instructions to the institution that holds your shares. Rules applicable to broker nominees direct that certain matters submitted to a vote of shareholders are considered “routine” proposals. Brokers and other firms may vote on routine proposals on behalf of beneficial owners who have not furnished voting instructions, subject to the rules applicable to broker nominees concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those firms. The ratification of the independent registered public accountants, for example, is a routine proposal. For “non-routine” proposals, institutions may not vote on the proposals unless they have received voting instructions from the beneficial owner. The proposal to approve certain transactions with Costa Brava is not a routine proposal. Under recent changes to the rules applicable to broker nominees, the election of directors also is no longer considered a routine proposal. This means that brokers and other firms must get voting instructions from the beneficial owner; otherwise they will not be able to cast a vote for the “non-routine” proposals. If your shares are held in the name of a broker, bank or other firm, please follow their voting instructions so you can instruct your broker on how to vote your shares.

Revocation of Proxies

Stockholders of record can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Secretary of the Company prior to the Annual Meeting; or

•	by submitting another proxy of a later date that is properly executed prior to or at the Annual Meeting.

Required Vote

Proposal One, the authorization and approval of the sale of Common Stock, warrants and other securities to Costa Brava and other “business combinations” (as such term is defined in Section 203 of the DGCL) between the Company and Costa Brava on terms that are approved by a majority of the disinterested members of the Board, as described in this proxy statement, will be approved if the holders of 66 2/3% of the outstanding shares of Common Stock (excluding any shares owned by Costa Brava), vote “FOR” the proposal. Abstentions and broker non-votes are treated as shares present or represented and entitled to vote and will have the same effect as votes “AGAINST” Proposal One.

Under Proposal Two, directors are elected by a plurality vote. The nominees for directors who receive more votes cast in their favor than against will be elected to serve as directors. Abstentions and broker non-votes are treated as shares present or represented and entitled to vote on Proposal Two but have no effect on the outcome of the election of the directors.

The proposal for the ratification of the appointment of the Company’s independent registered certified public accountants submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions and broker non-votes are treated as shares present or represented and entitled to vote and have the same effect as votes “AGAINST” Proposal Three.

IMPORTANT

Please mark, sign and date the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope, so that, whether you intend to be present at the Annual Meeting or not, your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

APPROVAL OF CERTAIN TRANSACTIONS WITH COSTA BRAVA UNDER SECTION 203 OF

THE DGCL

Background of Delaware Section 203

At the September 9, 2009 Annual Meeting, stockholders of the Company approved an amendment to the Company’s Restated Certificate of Incorporation that, in part, provided that the Company will no longer be subject to the provisions of Section 203 of the DGCL, an anti-takeover law, which is generally designed to prevent abusive takeover tactics by certain stockholders (“Section 203”). Under the provisions of Section 203, the Company remains subject to Section 203 until September 9, 2010. Section 203 will also continue to apply to transactions with a party that became an “interested stockholder” as defined below, such as Costa Brava, before September 9, 2010. In general, Section 203 prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

•

prior to the stockholder becoming an interested stockholder, the Board of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

after the stockholder becomes an interested stockholder, the business combination is approved by the Board of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, the definition of “business combination” includes transactions that would not on their face necessarily be considered business combinations. Section 203 generally defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Section 203 of the DGCL generally defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at any time within a three year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Background of Costa Brava Becoming an “Interested Stockholder”

On December 5, 2008, by virtue of purchases of Common Stock in the open market, Costa Brava may be deemed to have become either directly or indirectly an “interested stockholder” of the Company. Accordingly, under the definition of “business combinations” as set forth in Sections 203(c)(3) of DGCL, Costa Brava is currently precluded from participating in any transaction with the Company that may be deemed a “business combination” prior to December 5, 2011 (the “Interested Stockholder Period”), absent the approval of the holders of 66 2/3% of the outstanding voting stock of the Company (excluding shares owned by Costa Brava).

Background of Costa Brava and its Relationship with the Company

Costa Brava Partnership III L.P., a Delaware limited partnership, is an investment fund whose principal business is to make investments in, buy, sell, hold, pledge and assign securities. Roark, Rearden & Hamot, LLC, a Delaware limited liability company (“Roark”), is the general partner of Costa Brava Partnership III L.P. Mr. Hamot is the sole member and manager of Roark. Mr. Hamot has served as a member of the Board of Directors of the Company since 2009 and as its Chairman since February 2010. As of the date of this proxy statement, Costa Brava beneficially owns approximately 28% of the total outstanding shares of common stock of the Company and is the Company’s largest shareholder. In order to address certain liquidity needs, the Company requested, and Costa Brava agreed, to make a $3.0 million loan to the Company (“the “Loan”). Effective March 23, 2010, the Company entered into a $3.0 million promissory note with Costa Brava. The Loan is unsecured and subordinated to the Company’s loan agreement with BFI Business Finance (“BFI”). The Board believes that the Loan is on terms equal to or better than it could have received from an unaffiliated third party, if such financing were available to the Company at all.

Purpose of the Proposal

The Company believes that with the Loan, its existing cash resources should be adequate to fund its operations for the next twelve months. However, the long-term liquidity and viability of the Company is dependent on the ability of the Company and its subsidiaries to attain future profitable operations and additional financing. Management believes that the anticipated revenue from the Company’s operations, taking into account the seasonality of the Company’s revenue cycle, may not always be sufficient to meet the anticipated growth, operating and/or capital requirements of the Company. As a result, the Company is likely to require additional equity or debt financings to better enable the Company to meet its future growth, operating and/or capital requirements.

The Company may also need to raise additional funds to expand its business, support operations, respond to competitive pressures, enter into licensing agreements and joint ventures, acquire complementary product lines or businesses, or respond to unanticipated capital requirements in the future. No assurance can be given that additional funding will be available to the Company in amounts or on terms acceptable to it. If sufficient funds are not available or are not available on acceptable terms, the Company’s ability to fund its expansion, take advantage of strategic opportunities, develop or enhance its services or products, or otherwise respond to competitive pressures could be significantly limited.

Any limitations on the ability of the Company to raise capital through the sale of securities to any party (and in particular, Costa Brava) could have a significant negative effect on the Company. In the event that the Company is not successful in generating sufficient liquidity from operations or in raising sufficient capital resources from financing sources or persons other than Costa Brava, on terms acceptable to it, the Company may be required to reduce the scope of its expansion and growth plans, as well as operations, which could have a material adverse effect on the Company.

While the Company is not currently foreclosed from seeking equity and debt financing from traditional sources such as commercial banks and other institutional lenders and investors, the Company believes that it is important to maintain complete flexibility in its financing options. Accordingly, in order to provide the Company with the maximum flexibility in pursuing financing opportunities, the Board believes that it is in the best interests of the Company and its stockholders to obtain stockholder approval of future financing transactions with Costa Brava as proposed hereunder.

The Board believes that having the ability to sell Common Stock, warrants, or other securities to Costa Brava or engage in any other transactions that may be considered “business combinations” under the DGCL (including a potential refinancing of the Loan) will be beneficial to both the Company and its non-interested stockholders because it will ensure that the Company has access to other financing and strategic opportunities which may assist the Company in meeting any growth, operating and/or capital requirements in the future.

If this Proposal One is approved, there would not be a time limit for any business combination, including sales, or a maximum number of shares of Common Stock, warrants and other securities that could be sold to Costa Brava. However, notwithstanding the foregoing, any capital raise involving Costa Brava would require the approval of the majority of the non-interested directors, who, consistent with the Board’s fiduciary duties, would evaluate all transactions with Costa Brava to ensure that such transactions are in the best interests of the Company and its the stockholders.

Need for Stockholder Approval

Under the DGCL, absent the approval of the stockholders representing 66 2/3% of the Common Stock and Preferred Stock, voting together as a single class (excluding shares owned by Costa Brava), Costa Brava will not be able to participate in the sale of securities (e.g., Common Stock, warrants and other securities) by the Company or engage in any transaction that may be considered a “business combination” with the Company during the Interested Stockholder Period. This restriction does not prevent Costa Brava from acquiring shares of Common Stock in the open market. Further, no vote is required if the proportionate ownership of the interested stockholders does not increase (e.g., through the pro rata distribution of participation rights) as a result of the transaction.

The purpose of this proposal is to provide additional flexibility for the Company in anticipation of future financing activities or other strategic transactions that would ultimately maximize the return to all of the Company’s stockholders. Accordingly, the Board is recommending that the stockholders approve business combinations consisting of strategic transactions (including a potential refinancing of the Loan), the sale of Common Stock, warrants and other securities to Costa Brava on such terms as are subsequently approved by the Board (including a majority of “disinterested directors”) consistent with its fiduciary duties and consistent with market terms generally available to the Company for such transactions when they are consummated. If and when any such transaction occurs, such transaction will be made in accordance with applicable law.

Possible Dilution and Anti-Takeover Effects of the Proposal

Section 203 of the DGCL is intended as an anti-takeover mechanism designed to prevent abusive takeover tactics and the consolidation of a corporation’s voting stock with a small number of stockholders. As of the date of this proxy statement, Costa Brava beneficially owns or controls approximately 28% of the outstanding Common Stock. If this Proposal One is approved by the stockholders, unless otherwise required by applicable law, the Company will not require further stockholder approval to engage in sales of additional securities (e.g., Common Stock, warrants and other securities) of the Company to Costa Brava. While any such sales would have to be approved by a majority of the Board (including a majority of “disinterested directors”) consistent with its fiduciary duties and on market terms generally available to the Company relating to price per share (which may include a discount from the then-current market price of the Common Stock as permitted by applicable law), interest rate, warrant coverage and registration rights for such sales when such sales are consummated, the result of such sales would nevertheless be an increase in the degree of control which Costa Brava is able to exercise with respect to the Company.

As of the date hereof, and except in connection with the other proposals described in this proxy statement, the Company has no current plans to engage in any strategic transaction with Costa Brava, including the issuance of any additional shares of Common Stock, warrants or other securities to them. In addition, no assurance can be given that any commitments could be obtained in the future from Costa Brava on terms acceptable to the Company, if at all. Any equity financing may be dilutive to the Company’s stockholders, and debt financing, if available, may involve restrictive covenants with respect to raising future capital and other financial and operational matters. The securities which may be issued to Costa Brava may have a material adverse effect on the market price of the Common Stock as a result of the potential for dilution created by the issuance of additional Common Stock, warrants and other securities. In addition, resales by Costa Brava may be made at times that are adverse to the interests of other stockholders. You should consider the potential effects of further consolidating voting control in Costa Brava and the possible dilutive effects to stockholders of any future equity or debt financing when voting on this Proposal One.

Vote Required; Board Recommendation

Proposal One, the authorization and approval of the sale of Common Stock, warrants and other securities to Costa Brava and other “business combinations” (as such term is defined in Section 203 of the DGCL) between the Company and Costa Brava (including a potential refinancing of the Loan), on terms that are approved by a majority of the disinterested members of the Board, as described in this proxy statement, will be approved if the holders of 66 2/3% of the outstanding shares of Common Stock (excluding any shares owned by Costa Brava), vote “FOR” the proposal. Abstentions and broker non-votes will have the same effect as votes “AGAINST” Proposal One.

The Board unanimously recommends that you vote all of your shares “FOR” the approval of Proposal One.

PROPOSAL TWO:

ELECTION OF DIRECTORS

General

The Board of Directors currently consists of seven members who are all nominees for reelection. If the members are reelected, they will serve until the 2011 Annual Meeting of the Stockholders and until their successors are duly elected and qualified. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, an event not currently anticipated, votes pursuant to the proxy will be cast for a substitute candidate as may be designated by the Nominating and Corporate Governance Committee, or in the absence of such designation, in a manner as the directors may in their discretion determine. Alternately, in any such situation, the directors may, subject to the terms of the Restated Certificate of Incorporation, take action to fix the number of directors for the ensuing year at the number of nominees and incumbent directors who are then able to serve. Proxies will then be voted for the election of such nominees as specified in the proxies.

Required Vote

Directors are elected by a plurality vote. The nominees for directors who receive more votes cast in their favor than against will be elected to serve as directors. Abstentions and broker non-votes are treated as shares present or represented and entitled to vote on that proposal but have no effect on the outcome of the election of the directors.

The Board recommends a vote “For” the election of each nominee set forth below.

Biographical information concerning the nominees for director is set forth below.

Name	Served as Director Since	Age	Principal Business Experience
David R. Mitchell	2003	43	David Mitchell has served on the Company’s Board of Directors since April 2003. Mr. Mitchell brings to the Board years of management experience and financial expertise. Mr. Mitchell is currently serving as a managing director with Transportation Resource Partners, a private equity business affiliated with the Penske Corporation and has assisted in the firm’s investment activities since its formation in 2003. From May 2002 to July 2003, Mr. Mitchell served as a Vice President of Penske Corporation. From January 1999 to April 2002, Mr. Mitchell served as a partner in R.J. Peters and Company, a private equity investment and financial advisory company. From July 1994 to January 1999, Mr. Mitchell was a Senior Manager with Deloitte Consulting. Mr. Mitchell received an M.B.A. from the Stanford University Graduate School of Business and holds a B.S. in Chemical Engineering from the University of Notre Dame.

Greg Theiss	2004	51	Greg Theiss has served on the Company’s Board of Directors since August 2004. Mr. Theiss served as a consultant to the Company from November 2005 to July 2009 and thus has extensive knowledge of the Company’s operations. He also brings to the Board important industry contacts and relationships. Since 1980, Mr. Theiss has owned and operated Forest Enterprises, LLC, a real estate investment management company.

Name	Served as Director Since	Age	Principal Business Experience
Harry Casari	2004	73	Harry Casari has served on the Company’s Board of Directors since August 2004. Since 1994, Mr. Casari has been a private investor. Mr. Casari brings to the Board formal accounting and financial training and expertise and public company board experience. Mr. Casari worked as a certified public accountant for Ernst & Young LLP from 1969 until 1994 when he retired as a partner. Mr. Casari currently serves as a member of the Board of Directors of Cohu, Inc. (NASDAQ:COHU), a semiconductor equipment, television camera, metal detection instrumentation and microwave communications equipment manufacturer. Mr. Casari previously served as a member and Chairman of the Board of Directors of Meade Instruments Corporation (NASDAQ:MEAD), an optics and telescope manufacturer, from June 2003 to January 2009 and as a member of the Board of Directors of RedEnvelope, Inc. (NASDAQ:REDE), a specialty gift retailer, from November 2006 to April 2008 when the company’s assets were sold in bankruptcy.

Seth Hamot	2009	48	Seth Hamot has served on the Company’s Board of Directors since February 2009 and as its Chairman since February 2010. Mr. Hamot brings to the Board extensive business, investment and public company board experience as well as important contacts. Mr. Hamot has served as Managing Member of Roark, Rearden & Hamot Capital Management, LLC (“RRHCM”) since 1997 and was the owner of its corporate predecessor, Roark, Rearden & Hamot, Inc. RRHCM is the investment manager to Costa Brava Partnership III L.P., an investment fund, whose principal business is to make investments in, buy, sell, hold, pledge and assign securities. Mr. Hamot is also President of Roark, Rearden & Hamot LLC, the general partner of Costa Brava. Prior to 1997, Mr. Hamot was one of the partners of the Actionvest entities. Mr. Hamot is currently serving on the board of directors, compensation committee and is serving as their chairman of the board of directors of TechTeam Global Inc., (NASDAQ:TEAM) provider of IT and business processing. Mr. Hamot graduated from Princeton University in 1983 with a degree in Economics.

John Pound	2006	55	John Pound has served on the Company’s Board of Directors since October 2006. Mr. Pound was Co-Chairman of the Board from October 2006 to August 2008. Mr. Pound possesses valuable retail and consumer products expertise as well as public company senior management and board experience. His management and leadership skills are of great value to the Company. Mr. Pound has served as President and a director of Integrity Brands, Inc., a firm that originates and oversees investments in specialty retail and branded consumer products companies, since July 1997. Mr. Pound manages The Integrity Brands Fund L.P. Mr. Pound served as Executive Chairman of RedEnvelope, Inc., a specialty gift retailer from March 2007 to March 2008 and as its Chief Executive Officer from November 2007 to March 2008. He also served as a director of RedEnvelope, Inc. from August 2005 to March 2008 and as Chairman from February 2007 to March 2008. The assets of Red Envelope, Inc. were sold in bankruptcy in April 2008. He is also on the board, nominating and governance committee and compensation committee of The Gymboree Corporation (NASDAQ:GYMB), a branded specialty retailer of children’s apparel.

Name	Served as Director Since	Age	Principal Business Experience
Stephen Roseman	2009	39	Stephen Roseman has served on the Company’s Board of Directors since July 2009. Mr. Roseman brings to the Board valuable financial expertise as well as public company senior management and board experience. Mr. Roseman, CFA is the Chief Executive Officer of Thesis Fund Management, LLC, an investment advisor focused on alternative investing strategies. He also served as a managing member of Thesis Capital Group from January 2005 to November 2008. Mr. Roseman served as a member of the board of directors of Celebrate Express, Inc. (NASDAQ:BDAY) starting in August 2006, and as Chairman of the board from November 2007 until August 2008 when the company was acquired by Liberty Media Corporation (NASDAQ:LINTA). From 2003 to 2005, Mr. Roseman was a portfolio manager at Kern Capital Management, where he managed the consumer discretionary, consumer staples and business services portfolio. His previous professional experience includes OppenheimerFunds, Inc. where he worked, from 2000 to 2003, as a senior equity analyst with responsibility for public and private investments in all of the consumer, financials, energy and industrial sectors for the Discovery Fund. Prior to OppenheimerFunds, he was employed by PaineWebber Group and Sperry Van Ness. Mr. Roseman also serves on the advisory boards of various private companies. He received an M.B.A. from Fordham University Graduate School of Business Administration and a B.A. in French Literature from Arizona State University.

A. Stone Douglass	2008	62	A. Stone Douglass has served on the Company’s Board of Directors since August 7, 2008 and as Chairman of the Board from August 2008 to February 2010. Mr. Douglass has also served as the Company’s Chief Executive Officer since September 2008 and as the Company’s Acting Chief Financial Officer, Secretary and Treasurer since February 2010. He provides valuable insight to the Board of the Company’s operations and business as the Company’s Chief Executive Officer. He is also an experienced merchant banker and business management consultant with extensive turnaround and restructuring experience. He has over 30 years of experience in finance and managing public and private companies, including acting as director and/or interim Chief Executive Officer of more than twenty companies. He is a Managing Director of Compass Partners, L.L.C., a merchant bank specializing in restructuring activities, Chief Executive Officer of Neocork Technologies, Inc., Chief Executive Officer of Virgil’s Tours, Inc. formerly known as Red Envelope, Inc. and a director of John Forsyth, an apparel manufacturer. Mr. Douglass also served on the Board of Directors and as Chief Executive Officer and Secretary of Steakhouse Partners, Inc. (OTCBB: STKP), the owner and operator of 23 full service Steakhouse restaurants located in seven states from July 2003, when he was appointed, as part of a turnaround effort, pursuant to the terms of a post-petition debtor-in-possession financing arrangement and an order of the bankruptcy court. Steakhouse Partners, Inc. voluntarily filed for Chapter 11 bankruptcy on May 15, 2008. Mr. Douglass earned a Bachelor of Science degree in Business Management from Farleigh Dickinson University in 1970.

Board Meetings and Committees

The Board held 6 meetings during the year ended December 31, 2009. In 2009, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which such directors serve. The Board encourages the directors to attend the annual meetings of the stockholders, and 7 directors attended the 2009 annual meeting.

Independent Directors

The Board believes that a majority of the Board members should be independent directors. The Board also believes that it is useful and appropriate to have members of management, including the Chief Executive Officer, as directors. The Board has determined that each of Messrs. Casari, Mitchell, Pound, Roseman, Theiss and Hamot are independent directors as defined by the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). In making this determination, the Board considered the loan transaction with Costa Brava described under “Certain Relationships and Related Party Transaction.” This transaction was not determined to affect Mr. Hamot’s independence because the loan was made on an arms-length basis, was approved by the independent members of the Board and should not impair Mr. Hamot’s judgment or incentives to act in the best interests of the Company.

The members of the Audit Committee each meet the independence standards established by the SEC for audit committees. In addition, the Board has determined that Mr. Casari satisfies the definition of an “audit committee financial expert” under SEC rules and regulations. This designation does not impose any duties, obligations or liabilities on Mr. Casari that are greater than those generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Board Committees and Charters

The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Board appoints the members and chairpersons of these committees. Each member of these committees is an independent director in accordance with the SEC rules and regulations. Each committee has a written charter approved by the Board. Copies of each of the Committee Charters can be found on the Company’s website at www.orangetwentyone.com.

Audit Committee

Members:	Mr. Casari (Chairman)
Mr. Hamot Mr. Roseman
Number of Meetings in 2009:	4
Functions:	The Audit Committee assists the Board in fulfilling its legal and fiduciary obligations in matters involving the Company’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by the Company’s independent accountants and reviewing their reports regarding the Company’s accounting practices and systems of internal accounting controls. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent accountants and for ensuring that the accountants are independent of management.

Compensation Committee

Members:	Mr. Mitchell (Chairman)
Mr. Casari Mr. Pound
Number of Meetings in 2009:	3
Functions:	The Compensation Committee determines the Company’s general compensation policies and practices. The Compensation Committee also reviews and approves compensation packages for the Company’s officers and, based upon such review, recommends overall compensation packages for the officers to the Board. The Compensation Committee also reviews and determines equity-based compensation for the Company’s directors, officers, employees and consultants and administers the Company’s stock option plans.

Nominating and Corporate Governance Committee

Members:	Mr. Hamot (Chairman)
Mr. Pound Mr. Theiss
Number of Meetings in 2009:	None
Functions:	The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding candidates for directorships and the size and composition of the Board and for overseeing the Company’s corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters.

Director Nominations

The Board nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election.

The Board has as an objective that its membership be composed of experienced and dedicated individuals with diverse backgrounds, perspectives and skills. The Nominating and Corporate Governance Committee will select candidates for director based on their character, judgment, diversity of experience, business acumen and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to the Company and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it to be appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” under the applicable SEC rules and regulations. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board.

Prior to each annual meeting of stockholders, the Board or Nominating and Corporate Governance Committee identifies nominees first by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Board or Nominating and Corporate Governance Committee determines not to re-nominate a director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the Nominating and Corporate Governance Committee will consider various candidates for Board membership, including those suggested by the Nominating and Corporate Governance Committee members, by other Board members, by any executive search firm engaged by the Nominating and Corporate Governance Committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for the Board should notify the Secretary of the Company or any member of the Nominating and Corporate Governance Committee in writing with any supporting material the stockholder considers appropriate. Once the Nominating and Corporate Governance Committee chooses a slate of candidates, the Nominating and Corporate Governance Committee recommends the candidates to the entire Board, and the Board then determines whether to recommend the slate to the stockholders.

In addition, the Company’s Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at the Company’s annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to the Secretary of the Company and otherwise comply with the provisions of the Company’s Bylaws. Information required by the Company’s Bylaws to be in the notice include: the name, contact information and share ownership information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section. The Nominating and Corporate Governance Committee may also require any proposed nominee to furnish such other information as may reasonably be required by the Nominating and Corporate Governance Committee to determine the eligibility of such proposed nominee to serve as director of the Company. The recommendation should be sent to: Secretary, Orange 21 Inc., 2070 Las Palmas Drive, Carlsbad, California 92011. You can obtain a copy of the Company’s Bylaws by writing to the Secretary at this address.

Stockholder Communications

If you wish to communicate with the Board, you may send your communication in writing to: Secretary, Orange 21 Inc., 2070 Las Palmas Drive, Carlsbad, California 92011. You must include your name and address in the written communication and indicate whether you are a stockholder of the Company. The Secretary will review any communication received from a stockholder, and all material communications from stockholders will be forwarded to the appropriate director or directors or committee of the Board based on the subject matter.

Board Leadership Structure

The Board of Directors currently separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction of the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for the Board meetings and presides over meetings of the Board. However, the Board believes it should be able to freely select the Chairman of the Board based on criteria that it deems to be in the best interest of the Company and its stockholders, and therefore one person may, in the future, serve as both the Chief Executive Officer and Chairman of the Board.

Board Role in Risk Assessment

Management and the Company’s outside general counsel identify risks associated with the Company’s operations, strategies and financial statements. These risks are disclosed in its quarterly SEC filings, which are reviewed by the Board in its entirety. Risk assessment is also performed through periodic reports received by the Audit Committee from management, general counsel and the independent registered public accountants relating to risk assessment and management. Committee members meet privately in executive sessions with representatives of the independent registered public accounting firm. The Board also provides risk oversight through its periodic reviews of the financial and operational performance of the Company.

PROPOSAL THREE:

RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

Upon the recommendation of the Audit Committee, the Board has selected the firm of Mayer Hoffman McCann P.C. as the Company’s independent registered certified public accountants for the year ending December 31, 2010. Representatives of Mayer Hoffman McCann P.C. are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Although stockholder ratification of the Company’s independent registered certified public accountants is not required by the Company’s Bylaws or otherwise, the Company is submitting the selection of Mayer Hoffman McCann P.C. to its stockholders for ratification to permit stockholders to participate in this important corporate decision.

Principal Accountant Fees and Services

The following table presents fees for professional audit services rendered by Mayer Hoffman McCann P.C. for the audit of the Company’s financial statements for 2009 and 2008 and fees billed for other services rendered by Mayer Hoffman McCann P.C.

	Year Ended December 31,
	2009	2008
Audit Fees (1)	$285,000	$291,468
Audit-Related Fees (2)	—	—
Tax Fees (3)	30,089	21,098
All Other Fees (4)	—	—

Total	$315,089	$312,566

(1)	Audit Fees include all services that are performed to comply with Generally Accepted Auditing Standards (“GAAP”). In addition, this category includes fees for services that normally would be provided by the accountant in connection with statutory and regulatory filings or engagements, such as audits, quarterly reviews, attest services, statutory audits, comfort letters, consents, reports on an issuer’s internal controls, and review of documents to be filed with the SEC. Certain services, such as tax services and accounting consultations, may not be billed as audit services. To the extent that such services are necessary to comply with GAAP (i.e., tax accrual work), an appropriate allocation of those fees is in this category.

(2)	Audit-Related Fees include assurance and related services that are traditionally performed by an independent accountant such as employee benefit plan audits, due diligence related to mergers and acquisitions, accounting assistance and audits in connection with proposed or consummated acquisitions, and special assignments related to internal control reviews.

(3)	Tax Fees include all services performed by an accounting firm’s tax division except those related to the audit. Typical services include tax compliance, tax planning and tax advice.

(4)	All Other Fees include fees for any service not addressed in the other three categories above.

Determination of Independence

The Audit Committee has determined that the fees received by Mayer Hoffman McCann P.C. for the non-audit related services listed above are compatible with maintaining the independence of Mayer Hoffman McCann P.C.

Pre-Approval Policy and Procedures

It is the Company’s policy that all audit and non-audit services to be performed by the Company’s principal accountants be approved in advance by the Audit Committee. The Audit Committee will not approve the engagement of the independent accountants to perform any service that the independent accountants would be prohibited from providing under applicable securities laws. In assessing whether to approve use of the independent accountants for permitted non-audit services, the Audit Committee tries to minimize relationships that could appear to impair the objectivity of the independent accountants. The Audit Committee will approve permitted non-audit services by the independent accountants only when it will be more effective or economical to have such services provided by the independent accountants’ firm. During the year ended December 31, 2009, all audit and non-audit services performed by the Company’s principal accountants were approved in advance by the Audit Committee.

Required Vote

The proposal for the ratification of the appointment of the Company’s independent registered certified public accountants submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions and broker non-votes are treated as shares present or represented and entitled to vote and have the same effect as votes “AGAINST” Proposal Three. In the event ratification is not obtained, the Audit Committee will review its future selection of the Company’s independent registered certified public accountants but will not be required to select different accountants for the Company.

The Board recommends a vote “FOR” ratification of the appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered certified public accountants.

OTHER MATTERS

The Company knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

EXECUTIVE OFFICERS

The Company’s executive officers are appointed by the Board on an annual basis and serve at the discretion of the Board, subject to the terms of any employment agreements they may have with the Company. The following is a brief description of the present and past business experience of each of the Company’s executive officers.

Biographical information regarding the Company’s executive officers is below.

Name	Age	Position
A. Stone Douglass	62	Chief Executive Officer, Acting Chief Financial Officer, Secretary and Treasurer
Erik Darby	44	Vice-President, Sales

See biography on A. Stone Douglass above.

Erik Darby joined the Company in June 2009 as the Vice-President, Sales. Mr. Darby has over 15 years of experience in sales development, key account management and brand building within the footwear business. From 2006 to 2009, Mr. Darby was Vice President of Sales-Strategic Accounts at Pony Inc., where he was responsible for management of sales for the West and Midwest Regions. From 2001 to 2006, Mr. Darby served as Director of Sales for Converse Inc. Mr. Darby began his career at Nike, Inc. where he served in various account management positions. Mr. Darby earned a Bachelor of Science degree in Management/Marketing from the University of Oregon in 1989.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses the compensation paid to or earned from the Company during the years ended December 31, 2009 and 2008 by the Company’s Chief Executive Officer and next two most highly compensated executive officers (collectively referred to herein as the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

Annual Compensation $ (Dollars)

Name and Principal Position	Year	Salary Earned ($)(1)	Option Award(s) ($)(2)	Restricted Stock Award ($)(3)	All Other Compensation ($)(4)	Total Compensation ($)
A. Stone Douglass	2009	$277,038	$28,575	$1,837	$11,270	$318,720
Chief Executive Officer, Acting Chief Financial Officer, Secretary and Treasurer	2008	$78,462	$379,374	$—	$1,500	$459,336

Jerry Collazo	2009	$230,865	$30,458	$—	$19,475	$280,798
Former Chief Financial Officer, Secretary and Treasurer	2008	$250,000			$11,444	$261,444

Erik Darby	2009	$104,329	$35,488	$—	$6,798	$146,615
Vice President of Sales

(1)

Mr. Douglass joined the Board on August 7, 2008 and served as Chairman of the Board from August 20, 2008 through February 11, 2010. Mr. Douglass was then appointed Chief Executive Officer on September 29, 2008 and Acting Chief Financial Officer, Secretary and Treasurer in February 2010 upon

Mr. Collazo’s departure. Mr. Collazo served as Chief Financial Officer, Secretary and Treasurer from August 11, 2006 to February 11, 2010 when he resigned. Mr. Darby joined the Company on June 8, 2009.

(2)	For Mr. Douglass’ 2008 amount and Mr. Darby’s 2009 amount, this represents the grant date fair value of stock option awards computed in accordance with Financial Accounting Standards Board (“FASB”) guidance, excluding the effect of estimated forfeitures under which the Named Executive Officer has the right to purchase, subject to vesting, shares of the Company’s Common Stock. For Messrs. Douglass and Collazo, their 2009 amounts represent the incremental fair value of stock options issued in a prior year that were repriced during May 2009 as described in further detail below. See Note 10 “Share-Based Compensation” to our Audited Consolidated Financial Statements for the year ended December 31, 2009, for the assumptions made in determining the grant date fair values of the stock option awards.

(3)	On April 7, 2009, Mr. Douglass received a restricted stock award in lieu of cash fees earned as a non-employee director from August 7, 2008 to September 29, 2008, when he was appointed the Chief Executive Officer. Fees earned were converted at $0.90 per share, the closing price of the Company’s Common Stock on April 7, 2009. The restricted stock award vested immediately upon grant and was not subject to any further service by the Mr. Douglass. The amount in this column represents the grant date fair value of the restricted stock award computed in accordance with FASB guidance, excluding the effect of estimated forfeitures under which the Director has the right to purchase, subject to vesting, shares of the Company’s Common Stock. See Note 10 “Share-Based Compensation” to our Audited Consolidated Financial Statements for the year ended December 31, 2009, for the assumptions made in determining the grant date fair values of the stock option awards.

(4)	Mr. Douglass and Mr. Collazo each received $6,000 during 2009 and $1,500 and $6,000, respectively, during 2008 for an auto allowance. During 2009, the Company paid on $5,270, $13,475 and $6,798, respectively, on behalf of Mr. Douglass, Mr. Collazo and Mr. Darby for each employee’s portion of their health benefits. During 2008, the Company paid $5,444 on behalf of Mr. Collazo for his portion of his health benefits.

Upon joining the Board on August 7, 2008, Mr. Douglass received an option to purchase 15,000 shares of Common Stock, which vested over one year, has an exercise price of $3.23 per share and expires ten years from the date of grant. The grant date fair value per share underlying this stock option is $1.6816 and the total grant date fair value of the option is $25,224. On September 29, 2008, the Compensation Committee granted Mr. Douglass an option to purchase 250,000 shares of Common Stock, which vests in equal annual installments over four years, had an exercise price of $3.28 per share, which was reduced to $1.50 on May 26, 2009, and expires ten years from the date of grant. The grant date fair value per share underlying this stock option is $1.4166 and the total grant date fair value of the option is $354,150. On August 29, 2007, the Compensation Committee granted Mr. Collazo an option to purchase 150,000 shares of Common Stock, which vests in equal annual installments over three years, had an exercise price of $5.83 per share, which was reduced to $1.50 on May 26, 2009, and expires on May 16, 2010 as a result of his resignation. The grant date fair value per share underlying this stock option is $2.64 and the total grant date fair value of the option is $396,000.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

On January 19, 2009, the Company entered into an employment agreement with Mr. Douglass. The Executive Employment Agreement has a term of four years and provides for, among other things, the following: (a) an annual base salary of $300,000; (b) eligibility to receive an annual bonus of up to 50% of his annual base salary; (c) a grant of stock options to purchase 250,000 shares of the Company’s Common Stock, which vests in equal annual installments over four years from the date of the grant and is subject to full vesting upon a change in control (as defined in the agreement), and (d) if Mr. Douglass either (i) is terminated without cause (as defined in the agreement) or (ii) terminates his employment for good reason (as defined in the agreement) within twelve months of a change in control, he is entitled to receive severance equal to his annual base salary less applicable withholdings.

On October 12, 2006, the Company entered into an employment agreement with Mr. Collazo. The Executive Employment Agreement provides, among other things, for the following: (a) a base annual salary of $250,000; (b) eligibility to receive an annual bonus; (c) a grant of 20,000 restricted shares of Common Stock, which grant vests 25% after one year and in equal monthly installments over the subsequent three years, which was accelerated to vest 100% in August 2007; (d) a grant of stock options to purchase 20,000 shares of the Company’s Common Stock, which vests 25% after one year and in equal monthly installments over the subsequent three years, which was accelerated to vest 100% in August 2007; and (e) if Mr. Collazo is terminated without cause, Mr. Collazo is entitled to receive a severance payment of $125,000. Mr. Collazo received a severance payment of $125,000 in connection with his resignation in February 2010.

As part of Mr. Darby’s offer letter dated May 20, 2009, he was provided, among other things, for the following: (a) a base annual salary of $190,000; (b) eligibility to receive an annual bonus of up to 30% of his annual salary; (c) a grant of stock options to purchase 80,000 shares of the Company’s Common Stock, which vests in equal annual installments over three years from date of grant and is subject to full vesting upon change of control (as defined in the stock option agreement); and (d) if Mr. Darby is terminated without cause, Mr. Darby is entitled to receive a severance payment of $95,000.

Outstanding Equity Awards at December 31, 2009

The following table discloses outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2009 for each of the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date
A. Stone Douglass	15,000	—		$3.23	(1)	8/7/2018	(2)
Chief Executive Officer, Acting Chief Financial Officer, Secretary and Treasurer	62,500	187,500	(3)	1.50	(4)	9/29/2018	(2)

Jerry Collazo	20,000	—		1.50	(4)	5/16/2010	(5)
Former Chief Financial Officer, Secretary and Treasurer	100,000	50,000	(6)	1.50	(4)	5/16/2010	(5)

Erik Darby	—	80,000	(7)	0.74	(1)	6/7/2019	(2)
Vice President of Sales

(1)	The exercise price is equal to the closing price of the Company’s Common Stock on the respective date of grants.

(2)	Option expires ten years from date of grant.

(3)	Option vests one fourth annually over four years from date of grant.

(4)

Options were repriced on May 26, 2009. The options had exercise prices well above the then recent trading prices of the Company’s Common Stock and, therefore, no longer provided sufficient incentives for Messrs. Douglass and Collazo. The exercise price for Mr. Douglass’ option to purchase 250,000 shares of the Company’s Common Stock granted on September 29, 2008 was reduced from $3.28 to $1.50 and the exercise prices of Mr. Collazo’s options to purchase 20,000 and 150,000 shares of the Company’s Common Stock granted on October 12, 2006 and August 29, 2007, respectively, were reduced from $4.89 and $5.38, respectively, to $1.50. The reduced price of $1.50 represents a 103% premium over the closing price of the Company’s Common Stock on May 22, 2009, the last trading day before the Committee’s decision to reprice such options.

(5)	Employee terminated therefore this date represents the last day to exercise this option.

(6)	Option vested one third annually over three years from date of grant. However, subsequent to December 31, 2009, employee terminated in February 2010 and thus the unexerciseable portion of this grant was forfeited upon termination.

(7)	Option vests one third annually over three years from date of grant.

DIRECTOR COMPENSATION

The Company pays the following fees to the Company’s non-employee directors related to their service on the Board:

•	annual retainer of $10,000;

•	annual retainer of $3,000 for serving as chairman of the Audit Committee and $2,000 for serving as a member of the Audit Committee;

•	annual retainer of $1,000 for serving as the chairman or a member of the Compensation Committee; and

•	annual retainer of $1,000 for serving as the chairman or a member of the Nominating and Corporate Governance Committee.

In addition, the Company’s non-employee directors receive nondiscretionary, automatic grants of nonstatutory stock options annually. Non-employee directors are automatically granted an initial option to purchase 15,000 shares of Common Stock upon their appointment to the Board. Each initial option vests and becomes fully exercisable on the first anniversary of the date of grant. Also, immediately after each of the Company’s regularly scheduled annual meetings of stockholders, each non-employee director that has served on the Board for at least six months automatically receives a nonstatutory option to purchase 15,000 shares of Common Stock. Each annual option vests and becomes fully exercisable on the first anniversary of the date of grant. The options granted to non-employee directors have a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant and accelerate and become fully vested upon a change of control of the Company. Further, directors may be reimbursed for any out-of-pocket travel expenses they incur while in the performance of their responsibilities for the Company.

The following table discloses certain information concerning the compensation of the Company’s directors for the year ended December 31, 2009:

2009 COMPENSATION OF NON-EMPLOYEE DIRECTORS

Name	Option Awards ($)(1)	Restricted Stock Awards ($)(2)	Total ($)
Harry Casari	$8,753	$17,416	$26,169
Seth W. Hamot	8,753	6,657	15,410
David Mitchell	8,753	15,028	23,781
John Pound	8,753	13,916	22,669
Stephen Roseman	8,400	1,585	9,985
Greg Theiss	8,753	12,536	21,289

(1)	Represents the grant date fair value of stock option awards computed in accordance with FASB guidance, excluding the effect of estimated forfeitures under which the Director has the right to purchase, subject to vesting, shares of the Company’s Common Stock. See Note 10 “Share-Based Compensation” to our Audited Consolidated Financial Statements for the year ended December 31, 2009, for the assumptions made in determining the grant date fair values of the stock option awards. On July 31, 2009, Mr. Roseman was awarded an option to purchase 15,000 shares of the Company’s Common Stock pursuant to his initial appointment to the Board. The stock option vests one year after date of grant and has an exercise price of $0.79. On September 11, 2009, grants of options to purchase 15,000 shares of the Company’s Common Stock were made to each of the Company’s non-employee directors serving at that time for at least the six months preceding the annual stockholders’ meeting. The stock options vest on the first anniversary of the grant date and have an exercise price of $0.94 per share. The grant date fair value per share underlying the stock option is $0.5835 and the total grant date fair value per grant is $8,753.

(2)	During 2009, the Board elected to receive restricted stock awards in lieu of cash fees earned and outstanding for the third and fourth quarters of 2008 and for all quarters during 2009 in an effort to conserve the Company’s cash. Fees earned during the third and fourth quarters were converted at $0.90 per share, the closing price of the Company’s Common Stock on April 7, 2009, and the awards were granted on April 7, 2009. Fees earned during the first quarter of 2009 were converted at $0.96 per share, the closing price of the Company’s Common Stock on the last day of the first quarter of 2009, March 31, 2009, and the awards were granted on April 7, 2009. Fees earned for the second and third quarters of 2009 were converted at a $0.87 per share, the closing price of the Company’s Common Stock on the last day of the third quarter of 2009, September 30, 2009, and the awards were granted on October 1, 2009. Fees earned for the fourth quarter of 2009 were converted at $0.76 per share, the closing price of the Company’s Common Stock on the last day of the fourth quarter of 2009, December 31, 2009, and the awards were granted on January 1, 2010. The restricted stock awards vested immediately upon grant and were not subject to any further service by the directors. The amount in the column represents the grant date fair value of the restricted stock awards computed in accordance with FASB guidance, excluding the effect of estimated forfeitures under which the Director has the right to purchase, subject to vesting, shares of the Company’s Common Stock. See Note 10 “Share-Based Compensation” to our Audited Consolidated Financial Statements for the year ended December 31, 2009, for the assumptions made in determining the grant date fair values of the stock option awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table discloses certain information as of April 9, 2010 as to shares of the Company’s Common Stock beneficially owned by: (i) each person who is known by they Company to own beneficially more than 5% of the Company’s Common Stock, (ii) each of the Company’s current directors, (iii) each of the Company’s named executive officers and (iv) all current directors and named executive officers as a group. Unless otherwise noted, the address of each beneficial owner listed in this table is: c/o Orange 21 Inc., 2070 Las Palmas Drive, Carlsbad, California 92011. Except as indicated in the footnotes to this table, the persons or entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. The percentage of the Company’s Common Stock beneficially owned is based on 11,956,031 shares outstanding as of April 12, 2010. In addition, shares issuable pursuant to options which may be exercised within 60 days of April 9, 2010 are deemed to be issued and outstanding and have been treated as outstanding in calculating the percentage ownership of those individuals possessing such interest, but not for any other individual, pursuant to SEC Rule 13d-3(d)(1).

Name and Address of Beneficial Owner	Number of Shares Owned	Number of Shares Underlying Options Exercisable within 60 days of April 9, 2010	Percentage of Shares Beneficially Owned
5% Stockholders:
Costa Brava Partnership III L.P. (1)	3,393,241	—	27.62%
The Integrity Brands Fund, L.P. (2)	2,281,361	40,000	18.90%
Simo Holdings, Inc. (fka No Fear, Inc.) (“No Fear”), (3)	1,013,494	—	8.25%
Stephens Investment Management, LLC (4)	1,025,214	—	8.35%
Directors and Executive Officers:
Seth Hamot (1)	3,393,241	—	27.62%
John Pound (2)	2,281,361	40,000	18.90%
Greg Theiss	231,763	50,000	2.29%
Jerry Collazo (former CFO, Secretary and Treasurer)	30,000	120,000	1.22%
David R. Mitchell	49,775	90,000	1.14%
Harry Casari	64,359	50,000	*
Stephen Roseman	10,647	—	*
A. Stone Douglass	2,041	77,500	*
Erik Darby	—	20,000	*
All current directors and named executive officers as a group (8 persons)	6,033,187	327,500	51.78%

*	Represents less than 1%

(1)	Represents 26,928 shares held directly by Seth Hamot and 3,363,313 shares held directly by Costa Brava Partnership III L.P. Pursuant to Schedule 13D/A filed on December 9, 2009 and Form 4 filed April 5, 2010, Costa Brava Partnership III L.P., Seth W. Hamot and Roark, Rearden & Hamot, LLC reported sole voting and investment power over such shares. Seth W. Hamot is the President of Roark, Rearden & Hamot, LLC, which is the general partner of Costa Brava Partnership III L.P. The principal business address of each of Costa Brava Partnership III L.P., Seth W. Hamot, and Roark, Rearden & Hamot, LLC is 420 Boylston Street, Boston, MA 02116.

(2)	Represents 25,097 shares held directly by John Pound and 2,256,264 shares held directly by Integrity Brands Fund. Pursuant to Schedule 13D/A filed jointly on February 24, 2009 and Form 4 filed April 5, 2010 by John Pound, The Integrity Brands Fund, L.P., Integrity Brands Partners, LLC and John Pound reported shared voting and investment power over such shares. The principal business address for The Integrity Brands Fund and John Pound is 8 Anchorage Court San Rafael, CA 94903.

(3)	Represents 897,618 shares held by No Fear, 48,968 shares held by Mark Simo and 66,908 shares held by Brian Simo, as reported to the Company on March 23, 2010. Mark Simo is the Chief Executive Officer of No Fear and Brian Simo is the President of No Fear, and together they hold a majority of the voting shares of No Fear. The principal business address for No Fear is 2251 Faraday Avenue, Carlsbad, California 92008. Mark Simo disclaims beneficial ownership of the securities held by No Fear, except to the extent of his pecuniary interest therein.

(4)	Pursuant to the Schedule 13 G/A filed February 13, 2009 and communications with Stephens Investment Management (“SIM”), SIM, a general partner and investment manager of certain client accounts, and Paul Stephens, P. Bartlett Stephens, and W. Bradford Stephens, the managing members and owners of SIM, may be deemed to beneficially own such shares. The principal business address of each of SIM and Messrs. Stephens, Stephens and Stephens is One Ferry Building, Suite 225, San Francisco, CA 94111.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As discussed above under “Security Ownership of Certain Beneficial Owners and Management,” No Fear, and its affiliates beneficially own 1,013,494 shares of the Company’s outstanding Common Stock. Mark Simo, the Company’s former Chief Executive Officer (“CEO”) and former Co-Chairman of the Company’s Board of Directors, is on the Board of Directors of No Fear and is their Chief Executive Officer, and has voting and investment control over the shares held by No Fear. Mr. Simo disclaims beneficial ownership of the securities held by No Fear, except to the extent of his pecuniary interest therein. In addition, he directly owns 48,968 shares of the Company’s Common Stock, which are included within the number of shares beneficially owned by No Fear.

From time to time, the Company sells product to retail stores owned by subsidiaries of No Fear, No Fear Retail Stores, Inc. (“No Fear Retail”) in the U.S. and to MX No Fear Europe SAS (“MX No Fear”) in Europe. Aggregated sales to the No Fear Retail stores during 2009 were approximately $0.8 million and included approximately $0.4 million in sales achieved through product credit given to Mark Simo in conjunction with the Settlement Agreement and Mutual General Release (the “Settlement Agreement”) discussed below. Accounts receivable due from the No Fear Retail stores amounted to approximately $0.2 million at December 31, 2009. Aggregated sales to the No Fear MX Europe stores during 2009 were approximately $0.5 million and accounts receivable due from the No Fear MX Europe stores also amounted to approximately $0.3 million at December 31, 2009.

The Company believes that these commercial transactions were made or entered into on terms that are no less favorable to the Company than those the Company could obtain from unaffiliated third parties.

On April 28, 2009, the Company entered into a Settlement Agreement, effective as of April 30, 2009, by and among the Company’s three wholly owned subsidiaries, Orange 21 North America Inc. (“O21NA”), Orange 21 Europe S.r.l. (“O21 Europe”) and LEM S.r.l. (collectively, the “Orange 21 Parties”), and Mark Simo, No Fear, No Fear Retail and MX No Fear, (collectively, the “No Fear Parties”). The Settlement Agreement relates to various disputes among the parties regarding outstanding accounts receivable owed to the Company by No Fear Retail and MX No Fear and certain claims by Mr. Simo regarding his compensation for services he rendered as former CEO of the Company.

Pursuant to the Settlement Agreement, No Fear and its subsidiaries agreed to pay all outstanding accounts receivable due to the Company as follows: (1) an aggregate of approximately 307,000 Euros to Orange 21 Europe on the execution of the Settlement Agreement, approximately 46,000 Euros of which was satisfied by the return of certain goggle products and (2) an aggregate of approximately $429,000 to O21NA, approximately $71,000 of which was paid on the execution of the Settlement Agreement with the remainder paid in monthly installments of approximately $71,000 over five months (the “Installment Payments”) with the final payment delivered on October 1, 2009. In exchange, the Company agreed to provide Mr. Simo, or such other No Fear parties as Mr. Simo may designate, with product credits in the aggregate amount of $600,000 for compensation for services rendered as the former CEO of the Company, less applicable payroll tax withholdings, to purchase products from the Company. The product credits accrued as follows: (1) $350,000 on the execution of the Agreement and (2) $50,000 per month for five months thereafter subject to payment of the applicable Installment Payments in full. The Company recorded an additional $300,000 expense in the first quarter of 2009 for Mr. Simo’s compensation as discussed above. The remaining $300,000 was expensed in prior periods.

Additionally, pursuant to the Settlement Agreement, No Fear issued to the Company a promissory note in the amount of approximately $357,000 (the “No Fear Note”) to memorialize the Installment Payments. Interest of 10%, compounded annually, would have accrued if No Fear failed to make timely payment of any of the Installment Payments. The No Fear Note was secured by a pledge of 446,808 shares of the Company’s Common Stock held by No Fear, pursuant to a stock pledge agreement.

Pursuant to the Settlement Agreement, the Orange 21 Parties on the one hand and the No Fear Parties on the other hand each released the other with respect to any and all claims arising from or related to past dealings of any kind between the parties. The Settlement Agreement was signed on April 28, 2009, but its effectiveness was conditioned upon receipt of all funds required to be delivered on execution, which did not occur until April 30, 2009. As of December 31, 2009, the Company received payments of approximately $429,000 from No Fear and approximately 261,000 Euros (approximately $344,000 in U.S. Dollars) from No Fear MX Europe with no further amounts due in accordance with the Settlement Agreement.

Effective March 23, 2010, O21NA entered into a $3.0 million Promissory Note with Costa Brava. The Promissory Note is subordinated to O21NA’s Loan Agreement, as amended, with BFI, pursuant to the terms of a Debt Subordination Agreement, dated March 23, 2010, by and between Costa Brava and BFI. Approximately $2.5 million of the proceeds from the Note were used to prepay the current balance on O21NA’s revolving line of credit balance with BFI in its entirety. However, O21NA may continue to re-borrow from BFI under the Loan Agreement after such prepayment is made. The balance of the net proceeds from the Company’s issuance of the Promissory Note to Costa Brava will be used for working capital purposes

Interest under the Promissory Note accrues daily at the following rates: (i) from the date of receipt of funds under the Promissory Note through April 30, 2010, at (A) 6% per annum on the last day of each calendar month and (B) 6% per annum payable on April 30, 2010, and (ii) from May 1, 2010 through the maturity date, at (A) 9% per annum on the last day of each calendar month and (B) 3% per annum payable on the maturity date. In addition, the Promissory Note requires that O21NA pays a facility fee of 1% of the original principal amount on December 31, 2010 and the maturity date. The Promissory Note matures on July 29, 2011. The terms of the Promissory Note include customary representations and warranties, as well as reporting and financial covenants, customary for financings of this type. The Company believes that this transaction was made or entered into on terms that are on equal or better terms than those the Company could have obtained from unaffiliated third parties.

The Chairman of the Company’s Board of Directors, Seth Hamot, is the President and sole member of Roark, Rearden & Hamot, LLC, which is the sole general partner of Costa Brava. Costa Brava and Seth Hamot together own approximately 28% of the Company’s Common Stock.

The Company has entered into indemnification agreements with each of its executive officers and directors. In addition, the Company’s executive officers and directors are indemnified under the DGCL and the Company’s Bylaws to the fullest extent permitted under Delaware Law.

The Company’s policy is to require that any transaction with a related party required to be reported under applicable Securities and Exchange Commission rules, other than compensation-related matters and waivers of the Company’s code of business conduct and ethics, be reviewed and approved or ratified by a majority of independent, disinterested directors. The Company has not adopted procedures for review of, or standards for approval of, these transactions, but instead reviews such transactions on a case-by-case basis. The Company’s policy is to require that all compensation-related matters be recommended for board approval by the Compensation Committee and that any waiver of its code of business conduct and ethics be reviewed and approved by the Nominating and Corporate Governance Committee and be reported under applicable SEC rules.

See also, Employment Agreements, Termination of Employment and Change in Control Agreements in the Executive Compensation section above.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The following pages contain a report issued by the Audit Committee relating to its review of the accounting, auditing and financial reporting practices of the Company for the year ended December 31, 2009. Stockholders should be aware that under SEC rules, the Report of the Audit Committee of the Board is not deemed to be “soliciting material” or “filed” with the SEC under the Securities Exchange Act of 1934, and is not incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934 or the Securities Act of 1933, unless these sections are specifically referenced.

The Audit Committee operates under a written charter adopted by the Board of Directors (the “Board”) in 2004 and reviewed annually. During the year ended December 31, 2009, the members of the Audit Committee were Harry Casari, Seth W. Hamot and Stephen Roseman, each of whom met the independence standards established by the rules of the Securities and Exchange Commission.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board and is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial statements and the reporting process, including the system of internal controls. The independent accountants are responsible in their report for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the Company’s audited financial statements contained in the 2009 Annual Report on Form 10-K with the Company’s management and its independent accountants. The Audit Committee met privately with the independent accountants and discussed issues deemed significant by the independent accountants, including those matters required by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards). In addition, the Audit Committee has received the written disclosures from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board and discussed with the independent accountants their independence from the Company.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Audit Committee

Harry Casari (Chairman)

Seth W. Hamot

Stephen Roseman

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, executive officers and stockholders holding more than 10% of the Company’s Common Stock are required to report their initial ownership of the Company’s Common Stock and any subsequent change in that ownership to the SEC. Specific due dates for these reports have been established, and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports. To the Company’s knowledge, based solely on a review of such reports furnished to the Company and written representations that no other reports were required during the year ended December 31, 2009, all Section 16(a) filing requirements applicable to its directors, executive officers, and 10% stockholders were complied with and those reports timely filed.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2011 annual meeting of stockholders must be received by the Secretary of the Company no later than December 31, 2010 in order that they may be included, if appropriate, in the Company’s proxy statement and form of proxy relating to that meeting.

A stockholder proposal not included in the Company’s proxy statement for the 2011 annual meeting of stockholders will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company’s Bylaws. To be timely, the Bylaws provide that the Company must have received the stockholder’s notice not less than 90 days nor more than 120 days in advance of the date the proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. However, if the date of the 2011 annual meeting of stockholders is changed by more than 30 days from the date contemplated at the time of this Proxy Statement, the Company must receive the stockholder’s notice not later than the close of business on (i) the 90th day prior to such annual meeting and (ii) the seventh day following the day on which public announcement of the date of such meeting is first made.

PAYMENT OF COSTS

The expense of printing and mailing proxy materials and the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by proxy solicitors, directors, officers and other employees of the Company by personal interview, telephone, facsimile or other means. No additional compensation will be paid to directors, officers or employees of the Company for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Common Stock.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Proxy Statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are stockholders of the Company will be “householding” the Company’s proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and annual report, please notify your broker, and direct a written request to the Company, Attn: Investor Relations Department, 2070 Las Palmas Drive, Carlsbad, California 92011, or contact Investor Relations at 760-804-8420. The Company will provide a separate copy of this Proxy Statement and the annual report to any stockholder at a shared address to which a single copy of the documents was delivered. Any such request should be addressed to the Company, Attn: Investor Relations Department, at the address listed above. Stockholders who currently receive multiple copies of the Proxy Statement and/or annual report at their address and would like to request “householding” of their communications should contact their broker.

Whether or not you intend to be present at the Annual Meeting, the Company urges you to return your signed proxy promptly.

By Order of the Board of Directors

A. Stone Douglass
April 19, 2010	Chief Executive Officer, Acting Chief Financial Officer, Secretary and Treasurer

The Company’s 2009 Annual Report on Form 10-K has been mailed with this Proxy Statement. The Company will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Any such request should be addressed to the Company at 2070 Las Palmas Drive, Carlsbad, California 92011, Attention: Investor Relations Department. The request must include a representation by the stockholder that as of April 19, 2010, the stockholder was entitled to vote at the Annual Meeting.

PROXY

ORANGE 21 INC.

Annual Meeting of Stockholders, June 9, 2010

This Proxy is Solicited on Behalf of the Board of Directors of ORANGE 21 INC.

The undersigned revokes any previous proxies, acknowledges receipt of the notice of the Annual Meeting of Stockholders to be held on June 9, 2010 and the Proxy Statement and appoints A. Stone Douglass, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of ORANGE 21 INC. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2010 Annual Meeting of Stockholders of the Company to be held at the Company’s offices located at 2070 Las Palmas Drive, Carlsbad, California on June 9, 2010 at 9:00 a.m. (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on this proxy card. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.

Copies of the 2010 Proxy Statement and the 2009 Annual Report to Stockholders are available online at www.orangetwentyone.com.

P	PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

R

O	HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENT?

X

Y

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

(Reverse Side)

ANNUAL MEETING PROXY CARD

The Board of Directors recommends a vote IN FAVOR OF Proposal One, a vote IN FAVOR OF the election of directors listed below, and a vote IN FAVOR OF Proposal Three. This Proxy, when properly executed, will be voted as specified below, if no specification is made, this Proxy will be voted IN FAVOR OF Proposal One, IN FAVOR OF the election of directors listed below, and IN FAVOR OF Proposal Three.

☒	Please mark votes as in this example.

1.	Approval of Certain Transactions with Costa Brava under section 203 of the DGCL.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	Election of Directors

To elect the following directors to serve until the 2011Annual Meeting of Stockholders or until their successors are duly elected and qualified.

	FOR	AGAINST	ABSTAIN

01 Harry Casari	☐	☐	☐

02 A. Stone Douglass	☐	☐	☐

03 Seth W. Hamot	☐	☐	☐

04 David Mitchell	☐	☐	☐

05 John Pound	☐	☐	☐

06 Stephen Roseman	☐	☐	☐

3.	Ratification of Accountants

To ratify the appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered certified public accountants for the year ending December 31, 2010.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Mark box at right if you plan to attend the Annual Meeting ☐

Mark box at right if an address change or comment has been noted on reverse side of this card ☐

Please sign and date where indicated below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

Signature                                                       Date                           Signature                                       Date